Exhibit 99.6

High Roller Wells Pearsall SWD No. 1, Ltd.

Unaudited Condensed Statement of Operations

Six Months Ended June 30, 2012

Revenues
Water disposal services	$3,177,552
Crude oil sales	3,703,352

Total revenues	6,880,904

Expenses
Well servicing	2,649,793
General and administrative	163,924
Depreciation	170,646

Total expenses	2,984,363

Income before taxes	3,896,541

Income tax expense	(53,487)

Net income	$3,843,054

The accompanying notes are an integral part of these unaudited condensed financial statements.

High Roller Wells Pearsall SWD No. 1, Ltd.

Unaudited Condensed Statement of Cash Flows

Six Months Ended June 30, 2012

Cash flows from operating activities
Net income	$3,843,054
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	170,646
Changes in operating assets and liabilities:
Accounts receivable	(1,465,585)
Accounts receivable - related parties	(363,207)
Other current assets	(36,036)
Accounts payable - trade	503,776
Accounts payable - related parties	(548,399)
Accrued expenses	35,982

Net cash provided by operating activities	2,140,231

Cash flows from investing activities
Purchases of property and equipment	(1,384,559)

Net cash used in investing activities	(1,384,559)

Cash flows from financing activities
Partner Contributions	1,760,134
Partner Withdrawals	(2,183,014)

Net cash used in financing activities	(422,880)

Net increase in cash and cash equivalents	332,792

Cash and cash equivalents
Beginning of period	78

End of period	$332,870

The accompanying notes are an integral part of these unaudited condensed financial statements.

High Roller Wells Pearsall SWD No. 1, Ltd.

Notes to Unaudited Condensed Financial Statements

1.              Organization and Nature of Operations

Formation

High Roller Wells Pearsall SWD No. 1, Ltd. (“Partnership”) is a Texas Limited Partnership formed on November 18, 2011.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission. The unaudited condensed financial statements include all adjustments that the Partnership considers necessary for a fair presentation of the financial position and results of operations for the interim period presented. Such adjustments consist only of normal recurring items, unless otherwise disclosed herein. Accordingly, the unaudited condensed financial statements do not include all the information and notes required by GAAP for complete annual financial statements. However, the Partnership believes that the disclosures made are adequate to make the information not misleading. These interim unaudited condensed financial statements should be read in conjunction with the audited financial statements of the Partnership for the period from January 1, 2012 through August 28, 2012. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

Nature of Business

The Partnership is engaged in the water services business, the assets of which include water treatment and disposal facilities. The Partnership generates revenues from the gathering, treatment, and disposal of wastewater generated from oil and natural gas production operations, and from the sale of recovered hydrocarbons.

2.              Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the Partnership’s revenues, expenses and costs. These estimates are based on management’s knowledge of current events, historical experience, and various other assumptions that management believes to be reasonable under the circumstances. Although management believes these estimates are reasonable, actual results could differ from those estimates.

Revenue Recognition

The Partnership records revenues from crude oil sales at the time title to the product transfers to the purchaser, which typically occurs upon receipt of the product by the purchaser. The Partnership records disposal revenues at the time the service is performed, which is upon receipt of the wastewater at the disposal facilities.

High Roller Wells Pearsall SWD No. 1, Ltd.

Notes to Financial Statements

Depreciation

Depreciation in the statement of operations includes depreciation of the Partnership’s property, plant and equipment.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand and time deposits, and funds invested in highly liquid instruments with maturities of three months or less at the date of purchase.

Accounts Receivable and Concentration of Credit Risk

The Partnership grants unsecured credit to customers under normal industry standards and terms and evaluates each customer’s creditworthiness as well as general economic conditions. An allowance for doubtful accounts is established, if necessary, based on the Partnership’s assessment of the collectability of customer accounts, which assessment considers the overall creditworthiness of customers and any specific disputes. There was no allowance for doubtful accounts as of June 30, 2012.

Property, Plant and Equipment

The Partnership records property, plant and equipment at cost, less accumulated depreciation. Acquisitions and improvements are capitalized, and maintenance and repairs are expensed as incurred. The Partnership computes depreciation expense using the straight-line method over the estimated useful lives of the assets, which ranges from three to thirty years.

Impairments

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 360 “Property, Plant and Equipment” (“ASC 360”), long-lived assets, such as property, and equipment, are reviewed for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to estimated undiscounted future cash flows expected to be generated by the assets. Expected future cash flows and carrying values are aggregated at their lowest identifiable level. If the carrying amount of such assets exceeds their estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of such assets exceeds the fair value of the assets. The Partnership evaluated its asset group in accordance with ASC 360 for the six months ended June 30, 2012 and concluded that no impairment of long-lived assets existed.

Environmental

The Partnership is subject to extensive federal, state, and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the adverse environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.

High Roller Wells Pearsall SWD No. 1, Ltd.

Notes to Financial Statements

Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

The Partnership may be subject to removal and restoration costs upon retirement of its facilities. Management is currently unable to predict when, or if, these facilities will become obsolete and require restoration. Accordingly, no provision for this liability has been made in these financial statements as both the amount and timing of such potential future costs are indeterminable.

Income taxes

The Partnership is not subject to federal income taxes, rather the taxable earnings or losses of the Partnership are reported by the Partners’ in their separate income tax returns. Accordingly, no provision for federal income taxes has been made in these financial statements. The Partnership is subject to the Texas margin tax, and a provision for this expense is included in the statements of operations.

The Partnership recognizes uncertain tax positions only if it is “more likely than not” that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. The Partnership has evaluated tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns to determine whether the tax positions are more likely than not to be sustained by the applicable tax authority. Based on this analysis, all material tax positions were deemed to meet a more likely than not threshold. Therefore, no tax expense, including any interest and penalties, was recorded in the current period. Tax years from inception of the Partnership remain open.

3.              Related Party Transactions

The Partnership enters into transactions with related parties in the normal course of conducting business. Accounts payable-affiliates result from transactions with affiliates which the Partnership believes are at terms consistent with those available to third-party customers and from third-party vendors.

The Partnership pays royalties of 9% of crude oil sales and $0.05 per barrel of water disposal to one of its partners, the seller of the mineral rights. Total royalties paid during the six months ended June 30, 2012 were $542,292.

For the six months ended June 30, 2012, the Partnership had sales totaling $36,715 to a related party. The Partnership paid $648,975 to related parties for reimbursement of Partnership expenses paid by related parties, chemicals, freight, equipment rental, disposal fees and other operating and miscellaneous costs.

During the six months ended June 30, 2012, the Partnership paid $15,000 per month to an affiliate for accounting and administrative support.

High Roller Wells Pearsall SWD No. 1, Ltd.

Notes to Financial Statements

4.              Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments which subject the Partnership to credit risk consist primarily of cash balances maintained in excess of federal depository insurance limits and trade receivables. All of the Partnership’s non-interest bearing cash balances were fully insured at June 30, 2012 due to a temporary federal program in effect from December 31, 2010 through December 28, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts.

The Partnership’s customer base consists primarily of multi-national and independent oil and natural gas producers. The Partnership does not require collateral on its trade receivables. For the six months ended June 30, 2012, three customers accounted for 28%, 14%, and 12% of total revenues, respectively. There were no other customers that amounted to 10% or more of total revenues for the six months ended June 30, 2012.

Litigation

The Partnership is subject to various other claims and legal actions that arise in the ordinary course of business. The Partnership does not believe that any of these claims and actions, individually or in the aggregate, will have a material adverse effect on the Partnership’s business, financial condition, results of operations, or cash flows, although no guarantee can be made that a material adverse effect will not occur.

5.              Subsequent Events

On August 28, 2012, the Partnership contributed all assets, excluding cash and accounts receivable, and certain contracts and proprietary information, to a newly-formed limited liability company (“Newco”). Contemporaneously, the partners of the Partnership entered into a Purchase and Sale Agreement with Oilfield Water Lines, LP for the sale of 74% of the membership interests of Newco.

The Partnership has evaluated subsequent events through October 17, 2013, the date the financial statements were available for issuance.